Exhibit 10.10

Pankaj Mohan PhD MBA Founder & CEO 7 Clarke Drive, Cranbury New Jersey 08512

September 12th 2014

Oncobiologics – Director Engagement

Dear Dr Brady:

The Board of Oncobiologics Inc. is pleased to extend Board of Director engagement to you. This engagement starts from the September 24th 2014. The following represents our offer to you to join the engagement:

Position: “Director – Oncobiologics Board”.

Summary of Role Description: The Board requests you to help set direction to the Company and enable the Company to reach to the next level of Revenue Generation and Valuation. The Company expects approximately 10-15 hrs of company related activities per calendar month.

This engagement will be indicated in the company’s website or any other PR media.

Location/Facility: At your discretion

Total Package:

Stock Units

Stocks: The Board will offer to you 200,000 units of Performance Stock Units (PSUs) per the Company Incentive Plan. Please note that there are no assurances that it will have any value. The generation of value from the stock’s will require your expected contribution to the success of the company. The vesting period shall initiate from July 1st 2013 marking your initial engagement as an Advisor Corporate Strategy. These stock units replace Restricted Stock Units (or RSUs) given to you as an Advisor prior to this engagement.

The shares must be returned back to the company without any payment from the company in the event that the engagement ends (voluntary or involuntary) prior to the vesting date. Any change to this agreement has to be mutually agreed.

Director’s Fee:

The fee will be $100,000 per fiscal year prorated and paid on a monthly basis.

Company’s Benefit: You will be an independent advisor and not an employee of the Company, and as such will not be provided with employee benefits, such as but not limited to health insurance.

Expenses: The Company will pay at cost the travel and other expenses incurred by you for company business.

Termination: Either party can terminate this engagement by giving a two weeks’ notice.

T: 609 619 3988   ׀   F: 609 228 4330   ׀   M: 317 514 8886   ׀   W: www.oncobiologics.com   ׀   E: pankajmohan@oncobiologics.com

United States Federal Government Supported Biopharmaceutical Company

Pankaj Mohan PhD MBA Founder & CEO 7 Clarke Drive, Cranbury New Jersey 08512

Confidentiality: You will be requested to sign a CDA with the company.

On behalf of the Board, I look forward to your joining Oncobiologics Inc. and hope that you will find this offer satisfactory in every respect. This offer needs to be signed by September 24th 2014 and one copy returned to the company.

Sincerely

/s/ Pankaj Mohan	9/25/14
Date

Pankaj Mohan, Chairman and Chief Operating Officer, Oncobiologics Inc.

cc:	Members of the Board

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Todd C. Brady	9/25/14
Todd C. Brady, MD PhD	Date

T: 609 619 3988   ׀   F: 609 228 4330   ׀   M: 317 514 8886   ׀   W: www.oncobiologics.com   ׀   E: pankajmohan@oncobiologics.com

United States Federal Government Supported Biopharmaceutical Company